UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 17, 2021
Date of Report (Date of earliest event reported)

 FUNKO, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38274	35-2593276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2802 Wetmore Avenue
Everett, Washington 98201
(Address of Principal Executive Offices) (Zip Code)

(425) 783-3616
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	FNKO	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01. Entry into a Material Definitive Agreement.
On September 17, 2021 (the “Closing Date”), Funko Acquisition Holdings, L.L.C., Funko Holdings LLC, Funko, LLC, Loungefly, LLC and Funko Games, LLC (each, a “Borrower” and collectively, the “Borrowers”), each a wholly owned indirect or direct subsidiary of Funko, Inc. (the “Company”), entered into a new credit agreement by and among each Borrower, certain financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent, providing for a term loan facility in the amount of $180.0 million (the “Term Loan Facility”) and a revolving credit facility of $100.0 million (the “Revolving Credit Facility” and together with the Term Loan Facility, the “New Credit Facilities”). Proceeds from the New Credit Facilities were primarily used to repay existing credit facilities.
The New Credit Facilities are secured by substantially all assets of the Borrowers and any of their existing or future material domestic subsidiaries, subject to customary exceptions.
The Borrowers and any of their existing or future material domestic subsidiaries guarantee repayment of the New Credit Facilities. The Term Loan Facility matures on September 17, 2026 (the “Maturity Date”). The Term Loan Facility amortizes in quarterly installments in aggregate amounts equal to 2.50% of the original principal amount of the Term Loan Facility funded on the Closing Date, with any outstanding balance due and payable on the Maturity Date. The first amortization payment commences with the quarter ending on December 31, 2021. The Revolving Credit Facility terminates on the Maturity Date and loans thereunder may be borrowed, repaid, and reborrowed up to such date.
Loans under the New Credit Facilities will, at the Borrowers’ option, bear interest at either (i) LIBOR, EURIBOR, HIBOR, CDOR, Daily Simple SONIA and/or the Central Bank Rate, as applicable, plus 2.50% or (ii) ABR or the Canadian prime rate, as applicable, plus 1.50%, in each case of clauses (i) and (ii), subject to two 0.25% step-downs based on the achievement of certain leverage ratios following the Closing Date. Each of LIBOR, EURIBOR, HIBOR, CDOR and Daily Simple SONIA rates are subject to a 0.00% floor. For loans based on ABR, the Central Bank Rate or the Canadian prime rate, interest payments are due quarterly. For loans based on Daily Simple SONIA, interest payments are due monthly. For loans based on LIBOR, EURIBOR, HIBOR or CDOR, interest payments are due at the end of each applicable interest period.
Under certain circumstances described in the Credit Agreement, the Borrowers may increase the New Credit Facilities in an aggregate amount not to exceed $100.0 million.
The New Credit Facilities are subject to customary affirmative covenants and negative covenants as well as financial covenants. The financial covenants are tested at the end of each fiscal quarter and require that the Company not be in excess of a maximum net leverage ratio or less than a minimum fixed charge coverage ratio.
This description of the Credit Agreement does not purport to be complete, and is subject to and qualified in its entirety by reference to the full text of the Credit Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and is incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The foregoing disclosure in Item 1.01 hereof is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.
(d)    Exhibits:

Exhibit No.	Description
Exhibit 10.1
Credit Agreement dated September 17, 2021, among Funko Acquisition Holdings, L.L.C., Funko Holdings LLC, Funko, LLC, Loungefly, LLC and Funko Games, LLC, JPMorgan Chase Bank, N.A., as Administrative Agent, and each other financial institution from time to time party thereto.

Exhibit 104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2021	FUNKO, INC.

By:	/s/ Tracy D. Daw
Tracy D. Daw
Sr. Vice President, General Counsel and Secretary